EXHIBIT 10.65

December 30, 2004

Celltrion, Inc.
1001-5, Dongchun-Dong, Yeonsu-Gu
Incheon, 406-130, Korea
Attention: Mr. Jung-Jin Seo, CEO

Re:    Exercise of Call Option on Shares of VCI

Dear Mr. Seo:

Reference is made to Section 7.2 of that certain Joint Venture Agreement (the “VCI JVA”), dated June 7, 2002, between Celltrion, Inc., a corporation organized under the laws of the Republic of Korea (“Celltrion”), and VaxGen, Inc., a Delaware corporation (“VaxGen”), pursuant to which VaxGen has an exclusive option (the “Option”) to purchase all of the shares of Common Stock of VaxGen-Celltrion, Inc., a California corporation (“VCI”), that are held by Celltrion.

As you are aware, on July 5, 2002, Celltrion invested US $3.0 million in VCI in exchange for 3.0 million shares of Common Stock of VCI, and on December 23, 2002, Celltrion invested an additional US $4.0 million in VCI, in exchange for 4.0 million shares of Common Stock of VCI (the 7.0 million shares of Common Stock of VCI owned by Celltrion are collectively referred to herein as the “VCI Shares,” and the US $7.0 million investment is referred to herein as the “VCI Investment”). The VCI Investment was used for capital expenses related to the construction of a 1,000 liter-scale pilot manufacturing facility located in South San Francisco, California (the “Pilot Plant”).

As you are also aware, on even date herewith, VaxGen and Celltrion are entering into a certain Termination Agreement (“Termination Agreement”), pursuant to which the parties are terminating certain agreements between them. In order to induce each other to enter into the Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto are hereby entering into this letter agreement (this “Agreement”) and agree to be bound by the following terms:

1.      Exercise of Option. No later than seven (7) days after the execution and delivery of this Agreement (the “Exercise Date”), VaxGen shall exercise the Option to purchase all of the VCI Shares by delivering written notice of such exercise to Celltrion in accordance with Section 7.1 of this Agreement.

2.      Purchase of VCI Shares. No later than the Exercise Date, VaxGen shall purchase the VCI Shares from Celltrion by delivering to Celltrion, by wire transfer, check or other immediately available funds, an amount (the “Purchase Price”) equal to US $7.0 million (i.e., US $1 per share), plus simple interest at the U.S. prime rate (as determined with reference to the United States Federal Reserve Daily Rate), accruing (a) from (i) July 5, 2002, with respect to $3.0 million of the VCI Investment, and (ii) December 23, 2002, with respect to $4.0 million of the VCI Investment, to (b) the date immediately prior to the date on which the Purchase Price is delivered. Concurrently with the receipt by Celltrion of the Purchase Price, Celltrion shall sell, transfer, convey, and assign the VCI Shares to VaxGen.

3.      Termination of VCI JVA. Notwithstanding anything to the contrary set forth in the VCI JVA, concurrently with the execution and delivery of this Agreement and the delivery of the Purchase Price to Celltrion by VaxGen, (a) the VCI JVA and any and all other agreements entered into between the parties hereto in respect of VCI or the Pilot Plant, but excluding this Agreement (collectively, the “VCI Agreements”), shall, automatically and without any further action by any party, terminate in their entirety, including any provisions thereof which purport to survive a termination thereof, and shall not have any force and effect, and (b) neither VaxGen nor Celltrion shall have any further rights or obligations thereunder; provided, that nothing in this Section 3 shall in any way affect VaxGen’s rights and obligations to exercise the Option and to acquire the VCI Shares, or Celltrion’s obligation to sell, transfer, convey, and assign the VCI Shares or its right to receive the Purchase Price therefor; it being understood that the rights and obligations set forth in the proviso of this Section 3 shall be the parties’ sole remedy for a breach of any of the VCI Agreements.

4.      Standstill. Prior to the Exercise Date, Celltrion shall not sell, transfer, pledge, hypothecate, or in any way dispose of any portion of the VCI Shares, and further agrees not to take or fail to take any action that would prevent or in any way hinder or impede VaxGen from exercising the Option or purchasing the VCI Shares in accordance with this Agreement.

5.      Effectiveness. This Agreement shall become effective on the date on which the following three (3) conditions are satisfied: (a) it has been executed and delivered by the parties hereto, (b) the parties have executed and delivered the Termination Agreement and that certain Technical Support & Services Agreement, dated on even date herewith, and (c) that certain Amended and Restated Joint Venture Agreement, among VaxGen, Nexol Biotech Co., Ltd., a corporation organized under the laws of the Republic of Korea, Nexol Co., Ltd., a corporation organized under the laws of the Republic of Korea, KT&G Corporation (formerly Korea Tobacco & Ginseng Corporation), a corporation organized under the laws of the Republic of Korea, and J. Stephen & Company Ventures Ltd., a corporation organized under the laws of the Republic of Korea, is executed and delivered by the parties thereto.

6.      Waiver and Release of Claims.

          6.1      Waiver and Release. Each party hereby fully and forever releases and discharges the other party, together with any and all of the other party’s present or former agents, stockholders, directors, officers, employees, principals, successors and assigns (collectively the “Released Parties”), from and against any and all claims, actions, suits, causes of action, judgments, liens, promises, executions, debts, damages, demands, liabilities and controversies whatsoever, or every nature and description, in law or in equity, whether known or unknown and whether arising by statute, at common law or otherwise, which such party ever had or now has against the Released Parties, from the beginning of the world to the date of this Agreement, and which arise out of, or relate to, any or all of the VCI Agreements, including, but not limited to, for any inaccurate representation or breach of any warranty or covenant.

          6.2      Acknowledgement. Each party represents and warrants to the other party that it (a) has read and understands this Agreement, including the release set forth in Section 6.1, and has entered into it voluntarily and without coercion; (b) has been advised, and has had the opportunity, to consult with legal counsel of its choosing with respect to this Agreement and the matters contemplated hereby; (c) is entering into this Agreement based upon its own investigation and is not relying on any representations or warranties of the other party or any other person not set forth herein; (d) has not assigned or otherwise transferred any interest in any claim which it may have against any Released Parties; and (e) acknowledges that it is entering into this Agreement with full knowledge and understanding that in exchange for the benefits to be received as described herein, it is giving up certain valuable rights that he or she may now have or may later acquire, including, but not limited to, his or her rights under the Collateral Agreements, and is fully and completely waiving any and all rights which he or she has or may have, under California Civil Code Section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

7.      Other Provisions.

          7.1      Notices. All notices, requests, demands, claims, and other communications permitted or required to be given under this Agreement shall be in writing. Any such notice, request, demand, claim, or other communication shall be deemed duly given and received (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service, charges prepaid, (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (with electronic verification of its transmission), or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to VaxGen:

VaxGen, Inc. 1000 Marina Boulevard Brisbane, California 94005-1841 Attention: Dr. Lance K. Gordon, CEO Facsimile: (650) 624-1001 Email: lgordon@vaxgen.com

(b)	If to Celltrion:

Celltrion, Inc. 1001-5, Dongchun-Dong, Yeonsu-Gu Incheon City, 406-130, Korea Attention: Mr. Jung-Jin Seo, CEO Facsimile: 82-32-850-5040 Email: jjseo@celltrion.com

8.       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be considered an original and all of which, together, shall be deemed one and the same agreement.

9.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties with respect thereto, whether oral or written.

10.     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflicts of law. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement shall be brought in the Superior Court of California, County of San Francisco, or the United States District Court for the Northern District of California. The parties hereby consent to the jurisdiction of the State of California and the United States of America, and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the person or forum non conveniens.

12.     Assignment. Neither party to this Agreement may assign this Agreement or any of its rights, interests, or obligations hereunder.

13.     Waiver. Any term of this Agreement or the performance thereof may only be waived in writing by the party entitled to the benefit or performance of such term.

14.     Amendments. This Agreement may not be amended except in writing signed by the parties.

15.     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement, except as expressly provided in this Agreement.

16.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

17.     Further Assurances. Each party to this Agreement shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

Please indicate your acceptance and concurrence with the terms and conditions set forth in this Agreement by executing the acknowledgement set forth below.

Sincerely,

Dr. Lance K. Gordon, CEO

AGREED AND ACCEPTED THIS 30th DAY OF DECEMBER, 2004 BY:

CELLTRION, INC.

Jung-Jin Seo CEO